Exhibit 99.1

EMRISE
NEWS	CORPORATION

9485 Haven Avenue Suite 100

Rancho Cucamonga, CA 91730

(909) 987-9220 • (909) 987-5186
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron Inc

John Donovan

Dan Matsui (investors)

Vice President Finance and Administration

Len Hall (media)

(909) 987-9220 ext. 3201	949-474-4300
JDonovan@emrise.com	D.Matsui@allencaron.com
Len@allencaron.com

EMRISE CORPORATION REPORTS 2008 THIRD QUARTER FINANCIAL RESULTS

Net Income Up Substantially for the Quarter on Higher Sales and Increased Gross Margin;

Further Top and Bottom Line Improvements Expected in Fourth Quarter

RANCHO CUCAMONGA, Calif.—November 6, 2008—EMRISE CORPORATION (NYSE Arca: ERI); a multinational designer, manufacturer and marketer of proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications, today announced financial results for three and nine months ended September 30, 2008.

Driven primarily by higher sales of electronic devices, net sales for the third quarter increased 22% to $15.7 million from $12.8 million in the third quarter of 2007. Gross profit for the quarter increased to $6.3 million, or 40.2% of net sales, from $4.0 million, or 31.3% of net sales, in the third quarter of 2007. Operating income for the quarter was $1.6 million, or 10.1% of net sales, compared to an operating loss of $0.5 million in the third quarter of 2007. Net income for the quarter improved to $0.3 million, or $0.01 per share, from a net loss of $0.5 million, or $0.01 loss per share, for the third quarter of 2007.

“We are obviously very pleased with these results,” EMRISE Chairman, President and Chief Executive Officer Carmine T. Oliva said. “We are seeing improvements in our core business, and it is important to note that our acquisition of Advanced Control Components, Inc.(“ACC”) is quickly proving valuable in terms of our ability to further penetrate the U.S. defense industry. We believe these successes and our substantially improved third quarter financial results are excellent indicators that we are on track to achieve further top and bottom line growth in the fourth quarter of 2008 and beyond.”

Oliva added that during the third quarter, EMRISE continued to see strong demand for its new In Flight Entertainment & Communication (“IFE&C”) products,  TiemPo™ network timing and synchronization products and continued to experience increased sales of digital and rotary switches, especially orders and shipments for the U.S. government Defense Logistics Agency (DLA).

Included in the quarterly results is approximately $1.7 million in net sales and $629,000 of gross profit contributed by ACC, which EMRISE acquired on August 20, 2008. The Company reported that the improvement in quarterly gross margin for the three and nine month periods was primarily the result of improvements in pricing, efficiency and product mix related to the Company’s operations, without consideration of ACC’s contribution.

Oliva said each of the business units within the Company’s electronic devices segment had higher net sales during the quarter, excluding RO Associates, which experienced a slight decline on a quarterly basis but is up 11% on a year to date basis. He added that the Company’s electronic devices segment’s quarterly net sales were up 41% over the previous year. Excluding the contribution of ACC during the quarter, net sales for the electronic devices segment increased 22%.

Net sales of communications equipment were down slightly, but the decline did not materially impact the third quarter. Oliva indicated that he expected sales of communications equipment to improve substantially during the fourth quarter of 2008, which is traditionally a strong quarter for that segment. Also, EMRISE is entering the fourth quarter with a higher-than-usual backlog for communications equipment, driven largely by increased demand for higher margin TiemPoTM network timing and synchronization products as well as test equipment and new fiber optic modem products.

The year-over-year increase in third quarter gross margin was due to a combination of increased sales of electronic devices as well as improved gross margins on those products, especially high margin digital switches for the DLA. During the quarter, gross margin increased substantially for all electronic device business units due to a combination of higher selling prices, improved manufacturing efficiency, and favorable changes in product mix. Oliva said: “Gross margin improvement, more than any other improvement, indicates that we are achieving results according to plan. Higher sales of our high gross margin TiemPo™ and new fiber optic modem products also contributed to quarterly improvement in our high-margin communications equipment segment.”

Net sales for the first nine months of 2008 were $42.0 million, up 14% from $36.8 million in the nine months of 2007. Gross profit for the first nine months of 2008 increased to $15.7 million, or 37.4% of net sales, from $11.9 million, or 32.4% of net sales, in the first nine months of 2007. Operating income for the first nine months of 2008 was $1.6 million, or 3.7% of net sales, compared to an operating loss of $1.5 million for the first nine months of 2007. Net loss for the first nine months of 2008 was $0.8 million, or $0.02 loss per share, compared to net loss of $1.9 million, or $0.05 loss per share, for the same period in 2007.

Driven by a broad base of new and traditional products, backlog on September 30, 2008, was at a record $40.9 million, up 65% from a year ago. Backlog associated with ACC was 31% of the total backlog at September 30, 2008. Excluding ACC’s backlog, the Company’s backlog rose 13% over the prior year. Approximately 96% of the backlog was attributable to the Company’s electronic devices business, with the remaining 4% related to its communications equipment business. EMRISE estimates that the majority of its backlog can be shipped within the next twelve months.

Oliva stated: “We are pleased with the current level of backlog, especially since we continue to ship at record levels, as we have done all year. The increase in backlog reflects, in part, the growth potential of our Company, and, based on the level and strength of this backlog, we are optimistic that fourth quarter shipments will be the highest of the year.”

In addition to increased quarterly sales, the Company also expects gross margin in the fourth quarter to be consistent with the higher gross margins achieved in the third quarter of 2008 and continue to be driven by strong sales of electronic devices and improved sales of communications equipment, especially the Company’s higher margin TiemPo™ products, communications test equipment, and newly re-designed fiber optic modem products.

Oliva commented “We are particularly pleased that we were able to generate such significant improvements in net sales, gross margin and profitability during the third quarter. Our third quarter net income was achieved even while we experienced the negative impact of certain one time restructuring costs, which were partially offset by a gain on the sale of certain non-core assets. The net negative impact of these one time events during the quarter was approximately $100,000. Our overall performance is consistent with our guidance provided earlier in the year that we expected significant improvement in the last half of 2008. At this point, we believe that fourth quarter results will be even stronger than third quarter, especially considering the third quarter results reflect only a partial quarter contribution from ACC.”

As of September 30, 2008, cash and equivalents were $5.3 million. Working capital was $16.0 million with a current ratio of 2.0:1.0. Total assets were $61.6 million, and long term debt was $24.4 million, which includes $5.8 million outstanding on the Company’s line of credit and $13 million of debt issued in connection with the acquisition of ACC. Stockholders’ equity was $23.1 million.

Webcast and Conference Call Information

A conference call with management is scheduled for 10:30 a.m. PST (1:30 p.m. EST) today to discuss the Company’s financial results for the third quarter of 2008. To join the call, dial toll-free (877) 407-8031 five minutes prior to the scheduled start time. For callers outside the United States, dial (201) 689-8031.

A live web cast of the call may also be accessed at http://www.investorcalendar.com. An archived replay of the webcast will be available shortly after the call. The replay may be accessed through the same web link listed above or for callers in the U.S. via telephone at (877) 660-6853, or at (201) 612-7415 for callers outside the U.S. The conference ID is 301865 and the account number 286. The telephone and webcast replays will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; RF and microwave transmission; digital and rotary switching; and network access, including timing and synchronization of communications networks carrying wireline, wireless, and cable data, voice, and video. Primary growth driver applications for EMRISE products include commercial avionic “In-Flight Entertainment and Communications” products and communications “Network Timing and Synchronization” equipment. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England, France and Japan. The Company has built a worldwide base of customers including all of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, EMRISE’s ability to achieve improvements in its core business, ability for (ACC) to quickly prove valuable in terms of EMRISE’s ability to further penetrate the U.S. defense industry, ability to achieve further top and bottom line growth in the fourth-quarter of 2008 and beyond, ability for sales of communications equipment to improve substantially during the fourth quarter of 2008, ability for gross margin improvement to indicate that EMRISE is achieving results according to plan, ability to ship the majority of its backlog within the next twelve months, ability to continue to ship at record levels, the ability to deliver fourth-quarter shipments that will be the highest of the year, the ability for gross margin in fourth-quarter to be consistent with the higher gross margins achieved in the third quarter of 2008, the ability to deliver strong sales of electronic devices and improved sales of communications equipment, especially the Company’s higher margin TiemPo™ products, communications test equipment, and newly re-designed fiber optic modem products, and the ability to deliver fourth quarter results that will be even stronger than third quarter are all forward-looking statements that involve a number of risks and uncertainties.  The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, unforeseen technical issues,  failure to achieve or maintain expected improvements in its core business, failure of ACC to successfully receive orders or deliver products for the U.S. defense industry, failure to achieve expected top line or bottom results at any or all of its operating units, failure to increase sales of communication equipment during the fourth quarter of 2008, failure to achieve or maintain expected gross margin improvements or failure to achieve expected bottom line results despite gross margin improvements, failure to ship according to expected delivery schedules due to changes in customer requirements, vendor delays, manufacturing issues, quality issues or other unexpected delays, failure to continue to ship at current levels for any reason, failure to achieve higher sales in the fourth quarter of 2008 for any reason, failure to maintain the improved third quarter gross margin levels in the fourth quarter of 2008 or beyond, failure to continue the higher sales levels of electronic devices or failure to improve sales of communications equipment, failure to achieve higher sales of the Company’s higher margin TiemPo™ products, communications test equipment, and newly re-designed fiber optic modem products or failure to sell such products at prices that result in a higher gross margin, failure to increase sales during the fourth quarter as compared to any previous quarter during 2008, and those factors contained in the “Risk Factors” Section of EMRISE’s most recently filed Form 10-K, and other EMRISE filings with the Securities and Exchange Commission.

Financial tables on next pages

EMRISE CORPORATION

Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,267	$4,764
Accounts receivable, net of allowances for doubtful accounts of $493 at September 30, 2008 and $345 at December 31, 2007	11,386	9,406
Inventories, net	13,159	11,664
Current deferred tax assets	649	200
Prepaid and other current assets	1,609	1,617
Total current assets	32,070	27,651

Property, plant and equipment, net	3,560	2,227
Goodwill	16,275	13,129
Intangible assets other than goodwill, net	7,876	3,269
Deferred tax assets	610	617
Other assets	1,193	1,287
Total assets	$61,584	$48,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,465	$4,440
Accrued expenses	5,681	5,435
Current portion of long-term debt	4,498	71
Notes payable to stockholders, current portion	500	521
Income taxes payable	571	712
Other current liabilities	357	357
Total current liabilities	16,072	11,536

Long-term line of credit	5,772	3,957
Long-term debt, net of discount of $1,108 and $1,264, respectively	14,162	4,829
Notes payable to stockholders, less current portion	375	750
Deferred income taxes	1,023	904
Other liabilities	1,125	1,158
Total liabilities	38,529	23,134

Commitments and contingencies (See Note 7)

Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares, zero shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 38,254,000 and 38,254,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	126	126
Additional paid-in capital	44,771	44,527
Accumulated deficit	(21,480)	(20,661)
Accumulated other comprehensive income	(362)	1,054
Total stockholders’ equity	23,055	25,046
Total liabilities and stockholders’ equity	$61,584	$48,180

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$15,687	$12,809	$41,983	$36,798
Cost of Sales	9,379	8,798	26,277	24,863
Gross profit	6,308	4,011	15,706	11,935

Operating expenses:
Selling, general and administrative	4,058	3,796	12,039	11,381
Engineering and product development	659	692	2,105	2,067
Total operating expenses	4,717	4,488	14,144	13,448
Income (loss) from operations	1,591	(477)	1,562	(1,513)

Other income (expense):
Interest income	38	40	79	95
Interest expense	(816)	(190)	(2,004)	(510)
Other, net	(167)	314	(64)	479
Total other income (expense), net	(945)	164	(1,989)	64

Loss before income taxes	646	(313)	(427)	(1,449)
Income tax provision	313	173	393	452
Net Income (Loss)	$333	$(486)	$(820)	$(1,901)

Income (Loss) per share:
Basic	$0.01	$(0.01)	$(0.02)	$(0.05)
Diluted	$0.01	$(0.01)	$(0.02)	$(0.05)

Weighted average shares outstanding
Basic	38,254	38,193	38,254	38,163
Diluted	38,451	38,193	38,254	38,163